Exhibit 99.1

Contacts:

ImaRx Therapeutics, Inc.	The Ruth Group
Jennifer Marshall	Sara Ephraim (investors)
VP Corporate Dev. & Investor Relations	sephraim@theruthgroup.com
jlmarshall@imarx.com	Jason Rando (media)
(520) 770-1259	jrando@theruthgroup.com

IMARX PROVIDES UPDATE ON TUCSON PHASE I/II CLINICAL
TRIAL IN ACUTE ISCHEMIC STROKE

TUCSON, AZ — (January 4, 2008) –ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today provided an update on its TUCSON (Transcranial Ultrasound in Clinical SONolysis) clinical trial in patients with acute ischemic stroke.

TUCSON Study Overview

The TUCSON trial is a Phase I/II randomized, placebo controlled clinical trial. This trial is designed to evaluate the safety, tolerability and activity of four escalating doses of MRX-801 microbubbles and ultrasound as an adjunctive therapy to tissue plasminogen activator (tPA) treatment in subjects with acute ischemic stroke. The trial design includes four dose cohorts of 18 subjects each randomized to receive either treatment (MRX-801, ultrasound and tPA) or control (tPA alone). Safety is assessed by the incidence of symptomatic intracranial hemorrhage (sICH) within 36 hours following the initiation of treatment. Activity is assessed by recanalization, defined as increased blood flow in the occluded artery, which is viewed by clinicians as a key factor in improving the probability of complete clinical recovery. Improvements in functional and neurological outcomes are measured by improvement in NIHSS and Modified Rankin scores, widely accepted instruments used to assess clinical outcomes for stroke. To date, the Company has completed enrollment of all 18 subjects in Cohort 1 (12 treated and 6 control) and 17 subjects in Cohort 2 (11 treated and 6 control).

TUCSON Preliminary Results

Cohort 1
Cohort 1 evaluated one vial of MRX-801. There were no unexpected safety events and there were signs of improved recanalization in treated patients compared to controls. In clinical recovery endpoints, the number and proportion of patients who experienced dramatic or early clinical recovery were higher in the treatment group compared to controls. Clinical recovery at 24-36 hours was roughly equivalent in both groups as was neurological improvement at 24-36 hours. Clinical evaluations at 90 days post-treatment favored the treatment group.

Cohort 2
The second dose cohort evaluated two vials of MRX-801. Activity data from subjects in this cohort is currently being collected and will be available in the second quarter of 2008. From a preliminary evaluation of the safety data that have been collected to date, there were a greater number of intracranial hemorrhage events observed in subjects receiving treatment relative to controls.

Upon a review of these data, consultation with the Data and Safety Monitoring Board and review by the TUCSON Steering Committee, the Company has elected to suspend further enrollment in the study and intends to conclude the study at this stage.

According to Garen Manvelian, MD, Chief Medical Officer for ImaRx, “We are very encouraged by the data from Cohort 1 and are pleased to have observed activity with the lowest dose of MRX-801. We have learned what we set out to accomplish through this clinical trial.” Dr Manvelian further stated, “It is well known that tPA has an associated risk of bleeding. We believe that the intracranial hemorrhage events, such as those observed in Cohort 2, may be reduced by eliminating tPA in our future SonoLysisTM clinical studies in stroke.”

Paul Sierzenski, MD, North American Principal Investigator for the TUCSON study stated “As an emergency room physician, I see a high number of stroke patients and understand the devastating impact this disease has on patients’ lives. ImaRx’s SonoLysis therapy employs a fundamentally unique approach to the treatment of ischemic stroke. I am excited about the opportunity to participate in future clinical trials to advance the development of this important stroke therapy.”

Future Development Plans

The Company intends to initiate its next SonoLysis clinical study in the second half of 2008. To avoid the inherent bleeding risk associated with tPA, the Company intends to conduct its future clinical trials under its SEDONA program, MRX-801 microbubbles and ultrasound, without tPA. Prior to commencing the trials, the Company intends to conduct its previously announced pre-clinical studies designed to further optimize the ultrasound delivery parameters.

“Concluding the TUCSON study ahead of schedule allows us early access to data and helps us to reduce our expenses”, said Bradford A. Zakes, President and CEO of ImaRx Therapeutics. “We look forward to the continued advancement of our SonoLysis technology for stroke under our SEDONA program.”

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to our belief that the intracranial hemorrhage events, such as those observed in Cohort 2, may be reduced by eliminating tPA in our future SonoLysis clinical studies in stroke, our intention to initiate the next SonoLysis clinical study in the second half of 2008 and our intention to conduct previously announced pre-clinical studies designed to further optimize the ultrasound delivery parameters. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: data from our clinical trials under our SonoLysis program may not be positive or ultimately support the filing of an NDA; and, we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of January 4, 2008, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission.

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